Exhibit 10.32

FIRST AMENDMENT TO ORGANIZATION AGREEMENT
AND OPERATING AGREEMENT

THIS First Amendment to Organizational Agreement and Operating Agreement (the “Amendment” or “Agreement”) is entered into as of August 22, 2006, by and between CoastalXethanol, LLC (“CX”), Xethanol Corporation (“Xethanol”) and Coastal Energy Development, Inc. (“CED”).

WHEREAS, Xethanol and CED entered into that Organizational Agreement dated May 30, 2006 (the “Organizational Agreement”) concerning the organization, management and financing of CX and entered into that operating Agreement of CX dated May 30, 2006 (the “Operating Agreement”); and

WHEREAS, contemporaneously herewith, CX has executed and delivered to Xethanol that promissory note (the “Note”) dated August 22, 2006, in the principal amount of $8,500,000 by CX, as maker, in favor of Xethanol, as holder, a copy of which note is attached hereto as Exhibit “A”; and

WHEREAS, the Note provides for five (5) annual payments of principal and interest with the first annual payment due on the first anniversary of the date upon which Augusta Biofuels, LLC (“AB”), a wholly owned subsidiary of Maker, begins producing saleable ethanol at AB’s facility in Augusta, Georgia (such date hereinafter referred to as the “Production Date”); and

WHEREAS, on the terms set forth below, the parties to this Amendment desire to amend such Organization Agreement Operating Agreement to reflect certain agreements of the parties made in connection with the Note.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Organizational Agreement Operating Agreement each is hereby amended as of August 22, 2007, as necessary to provide for the following:

1.  During each one-year period beginning on the Production Date and each anniversary of such date thereafter, CX agrees to use any distributions CX may receive from AB with respect to CX’s membership interest in AB to pay (or prepay) the payment which will be due under the Note at the end of such one-year period. From the distributions CS may receive from AB with respect to CX’s membership interests in AB, CX shall not make any distributions to its members with respect to their membership interests in CX during any such one-year period unless and until the payment which will be due under the Note at the end of such one-year period has been fully paid by CX. Once the payment which will be due under the Note at the end of such one-year period has been fully paid by CX, CX shall distribute to its members any remaining distributions CX may receive in such one-year period from AB with respect to CX’s membership interest in AB.

2.  In the event that any distributions with respect to CX’s membership interests in AB remain available for distribution during any one-year period after the payment which is due under the Note at the end of such one-year period has been fully paid by CX, such distributions from AB shall be made to Xethanol and CED with respect to their membership interests in CX, as follows, notwithstanding the fact that Xethanol owns an 80% membership interest in CX and CED owns a 20% membership interest in CX:

(A) So long as any amounts remain outstanding under the Note, distributions of amounts received by CX from AB which are made by CX with respect to membership interests in CX shall be governed by the following rules:

(i)  Initially, Xethanol shall receive an extra ten percent (10%) of any distributions which are made by CX with respect to membership interests in CX, so that Xethanol will receive ninety percent (90%) of any such distributions, and CED shall receive ten percent (10%) of any such distributions.

(ii)  However, as the amount of principal outstanding under the Note decreases, the extra ten percent which Xethanol is entitled to receive above its ownership share of 80% shall be reduced proportionately based on the current (at the time of distribution) amount of principal outstanding under the Note as compared to the original principal amount of the Note. For example, if CX is prepared to make a distribution to its members at a time when the principal balance of the loan is one-half of the original balance, then Xethanol would receive 85% and CED would receive 15%.

3.  Notwithstanding anything to the contrary, CX shall distribute amounts received from sources other than AB to CX’s members on a pro rata basis according to CX’s members’ respective ownership percentage which currently is as follows: (i) Xethanol owns an 80% membership interest in CX; and (ii) CED owns a 20% membership interest in CX. The distribution scheme described in Item 2 above only applies with respect to amounts distributed to CX by AB with respect to CX’s membership interests in AB.

4.  Except as modified hereby, the Organizational Agreement and the Operating Agreement shall otherwise remain in full force and effect in accordance with its terms, the parties hereto hereby ratifying and confirming same in all respects.

5.  Without limitation, all terms and conditions of the Organizational Agreement and the Operating Agreement are incorporated herein by this express reference for all purposes, and where a conflict exists between this instrument either of the Organizational Agreement and the Operating Agreement, the terms and conditions of the Organizational Agreement or the Operating Agreement, as the context so provides, shall control. This agreement constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreement between the parties hereto and supersedes any prior oral or written agreement between the parties with respect to the subject matter hereof. There are no verbal understandings or agreements which in any way change the terms, covenants, and conditions herein set forth, and that no modification of this Agreement and no waiver or release of any obligation or right of any party hereto shall be valid and enforceable unless made in writing and duly executed by all parties hereto. This Agreement shall inure to the benefit of and be binding upon the heirs, estates, guardians, personal and legal representatives, successors and permitted assigns of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set out above.

Xethanol Corporation By: /s/ Lawrence S. Bellone Title: CFO	Coastal Energy Development Corporation, Inc. By: /s/ Chandler Hadlock Title: President and CEO
Coastal Xethanol, LLC By:: /s/ Lawrence S. Bellone Title: Manager